Exhibit 3.6

Stock Split Amendment

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF GUIDENT CORP.

Guident Corp., a corporation organized and existing under Business Corporation Act of the State of Florida (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Guident Corp.

2. The Amended and Restated Articles of Incorporation of the Corporation is amended by adding the following new paragraph to the end of Article VI:

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended, pursuant to the Business Corporation Act of the State of Florida, each one (1) share of the Common Stock issued immediately prior to the Effective Time (the “Old Common Stock”) shall be split and converted into two (2) validly issued, fully paid and non-assessable shares of the Corporation’s Common Stock, $0.00001 par value per share (the “New Common Stock”), without any action by the holder thereof (the “Stock Split”). Each book entry position that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such book entry position shall have been split and converted; provided, that each person holding of record a book entry position that represented shares of Old Common Stock shall receive, a new book entry position evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and issuance.

3. This Certificate of Amendment has been duly adopted in accordance with Sections 607.1001, 607.0704, and 607.0821 of the Business Corporation Act of the State of Florida. The Corporation’s Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. Pursuant to the written consent of Stockholders of the Corporation dated as of December 16, 2025, stockholders of the Corporation duly approved the amendment to the Amended and Restated Articles of Incorporation set forth in this Certificate of Amendment.

4. This Certificate of Amendment shall become effective upon filing of this certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 16th day of December, 2025.

By	/s/ Harald Braun
Harald Braun
Chief Executive Officer